Exhibit 99.1

BOYD GAMING APPOINTS STACIA ANDERSEN, GEORGE ROETH

TO BOARD OF DIRECTORS

LAS VEGAS – JUNE 25, 2026 – Boyd Gaming Corporation (NYSE: BYD) today announced the appointment of Stacia J. Andersen and George C. Roeth to its Board of Directors.

Andersen is the former Executive Vice President and Chief Customer Officer for PetSmart LLC, one of the nation’s largest pet supply retailers. Prior to joining PetSmart in 2019, Andersen served as President of Abercrombie & Fitch, and previously held several senior executive roles during a 20-year career at Target Corporation. She currently serves on the Board of Directors of Wolverine World Wide, a leading footwear manufacturing company.

Roeth is the former Chief Executive Officer of Central Garden and Pet, a leading publicly traded company in pet and garden supplies. Prior to joining Central Garden and Pet, Roeth spent 27 years in various marketing and executive roles at The Clorox Company, including co-Chief Operating Officer. Roeth currently serves as Lead Director of Oil-Dri Corporation of America, a leading manufacturer of and supplier of specialty sorbent materials, and is also an Executive Advisor to Gryphon Investors Inc., a private investment firm with more than $10 billion in assets under management.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 27 gaming entertainment properties in 11 states. The Company also manages a tribal casino in northern California, and owns and operates Boyd Interactive, a B2B and B2C online casino gaming business. Boyd Gaming’s nationwide portfolio is connected through Boyd Rewards, recognized as the nation’s favorite casino loyalty program by readers of both USA Today and Newsweek.  Named by Forbes magazine as one of “America’s Best Companies,” and led by one of the most experienced teams in the industry, Boyd Gaming is dedicated to delivering an outstanding entertainment experience and memorable guest service. For additional Company information and press releases, visit https://www.boydgaming.com.

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com